NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 16, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 05, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory exchange of Seabridge Gold Inc. Common Shares became effective on June 5, 2026. For every one (1) Common Share of Seabridge Gold Inc. held (SA Old. CUSIP: 811916105) holders will recieve none (1) new Common Share of Seabridge Gold Inc. (SA New. CUSIP: 811927102) AND one (1) Valor Gold Corp. Share for every approximately 1.957 Seabridge Gold Inc. Common Shares. This Form 25 is being filed solely in connection with the discontinuation of the trading on NYSE of the Common Shares of Seabridge Gold Inc. (SA old CUSIP: 811916105) and does not affect the continued listing on NYSE of the Common Shares of Seabridge Gold Inc.(SA New. CUSIP: 811927102). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 05, 2026.